Exhibit 10.27

5005 Rockside Rd., Cleveland, OH 44131

Contract of Sale

Seller: Paul Morrisroe	Offer Date: June 12, 2013
Seller: Elizabeth S. Morrisroe	Expiration Date: July 13, 2013

This agreement between Paul and Elizabeth S. Morrisroe, collectively known as the “Seller”, and Choice Relocation Management, LLC, the “Buyer”, is made in consideration of the mutual promises, covenants and agreements contained below. Seller and Buyer agree to the following:

A.	Price and Property Description.

Buyer agrees to buy and Seller agrees to sell the property located at ************************************* and further described per the Legal Description for the price of $535,500 . The property shall include the land, all appurtenant rights, privileges and easements and (a) Improvements: The house, garage, any outbuildings and all other fixtures and improvements attached to the above-described real property, including without limitation, the following permanently installed and built-in items, if any: all equipment and built-in appliances (disposal, dishwasher, range, microwave, etc.), valances, screens, shutters, awnings, wall-to-wall carpeting, mirrors, ceiling fans, attic fans, mail boxes, television antennas, heating and air-conditioning units, security and fire detection equipment, wiring, plumbing and lighting fixtures, chandeliers, water softener system (if not rented), garage door opener and controls, built-in cleaning equipment and tools, shrubbery, landscaping, permanently attached outdoor cooking equipment, and all other property owned by Seller and attached to the above described real property. (b) Accessories: The following described related accessories, if any, window air conditioning units, fireplace screens, glass door, grate, tools and artificial logs, curtains and rods, blinds, window shades, draperies, valences and rods, controls for entry gates, door keys, mailbox keys, swimming pool equipment and maintenance accessories and Items per MLS . (c) Exclusions: The following improvements and accessories will be retained by Seller and excluded from this agreement:

Seller further agrees to the following:

B.	Contingencies

This agreement is subject to the following terms and conditions:

1.

Seller shall convey a marketable title in fee simple to Buyer or to any person designated by Buyer by general warranty deed and/or other fiduciary deed, if required, with homestead and dower rights waived and released, free and clear of all liens and encumbrances whatsoever, except (a) any mortgage assumed or taken subject to by Buyer, (b) such restrictions, conditions easements (however created), encroachments, and zoning ordinances, if any, as do not in Buyer’s opinion materially adversely affect the use or value of the property. If Seller is notified of a defect or objection to the title, Seller shall have 30 days to remove such defects or objections. If Seller is unable to deliver clear title, this agreement may become, at Buyer’s option, null and void and all monies paid to Seller shall be returned immediately to Buyer as specified in paragraph H.

2.	Seller agrees to fully execute and return all documents requested by Buyer to complete the sale of the property. Seller agrees to provide all information necessary to obtain clear title to the property as requested by Buyer, Buyer’s representative, title insurer and/or the closing agent or attorney.

3.	Buyer’s purchase of the property is subject to the satisfactory completion with documentation and re-inspection, if necessary, of any repairs requested by Buyer as a result of inspections performed by Buyer and/or disclosures made by Seller. Buyer acknowledges that Seller may decline to make any or all of the requested repairs and may declare this agreement null and void in which case, Seller will return to Buyer all monies delivered to Seller as a result of this agreement, as specified in paragraph H.

C.	Damages

Seller agrees to keep the property insured and to bear the risk of any damage to the property until the Prorate Date (as defined below). Seller is responsible for canceling Seller’s homeowner insurance policy after the Prorate Date and obtaining any refunds due. If any building or other improvements are destroyed or materially damaged between the date hereof and the closing and Seller is unable or unwilling to restore the Property to its previous condition prior to closing, Buyer shall have the option of terminating this agreement and receiving back all monies paid to Seller in the manner specified in paragraph H, or accepting the property in its damaged condition and any insurance proceeds otherwise payable to Seller by reason of such damage shall be applied to the balance of the purchase price or otherwise paid to Buyer.

D.	Closing and Possession

1.	The closing date of this sale is subject to notice of clear and insurable title, the receipt by Buyer or Buyer’s representative of all properly executed documents needed to complete the sale as of record, the satisfactory completion of repairs and conditions requested by Buyer and the delivery of possession to the property to Buyer or Buyer’s representative, whichever is later.

2.	The Closing and Possession date shall be referred to as the “Prorate Date”. Seller agrees to vacate and deliver possession on or before TBD.

3.	Seller will be responsible until the Prorate Date for all repairs, mortgage payments, taxes, maintenance, utilities, insurance and all other operating costs of the Property. Seller agrees to arrange with Buyer’s local representative to have essential utilities (fuel, water, electricity, etc.) maintained after the Prorate Date in the name of Buyer’s designated representative.

4.	Seller agrees to deliver the property (including all keys, garage door and gate openers, security codes, if any) to Buyer or Buyer’s representative in the same physical condition as existed at the time of this agreement, ordinary wear and tear excepted, and with all appliances, heating, cooling, plumbing, pool and spa, electrical, well and sanitary/septic systems, and all other fixtures and systems, if any, in good working order. Seller agrees to leave the property in broom clean condition with all trash and debris removed.

5.	Commencing upon the Prorate Date, Buyer will assume all benefits and burdens of ownership of the property.

E.	Calculate and Payment of Seller’s Equity

1. Seller will be paid Seller’s full equity in the property, described as the purchase price less the following deductions (if applicable) calculated as of the Prorate Date:

•	The unpaid balance of principal, interest, bank fees (late charges, pre-payment penalties, escrow shortages, etc.) due on all loans effecting the property

•

Taxes, prorated and apportioned in the manner customary in the area where the property is located, based upon the latest available tax bills or upon a tax estimate if the property was assessed as unimproved or semi-improved land or is being reassessed

•	Unpaid assessments or special assessments which have been levied or approved for levy

•	Monetary liens and judgments

•	Unpaid owner’s association dues, fees, maintenance, common and other charges

•	Rent deposits or pre-paid rents

•	Utility and fuel charges

•	Other charges customarily apportioned in the area where the property is located or to which Seller has agreed to pay

•	Estimated cost of any repairs or warranties agreed to by Seller

2.	If Sellers’s equity, computed with the adjustments above, is a negative amount, Buyer will send Seller a statement setting forth the amount of Seller’s negative equity. This amount shall be paid by Seller within ten (10) days. Unless and until the negative equity amount is paid by Seller, Buyer shall have no obligation to purchase the property or to perform under this agreement.

3.	Seller will receive Seller’s net equity, calculated as above, following the last to occur of: (a) Buyer or Buyer’s representative receiving all documents and information required by Seller, (b) a satisfactory title report, (c) completion of all repairs agreed upon, (d) Seller’s vacating the property and (e) Seller’s satisfactory compliance with any other requirements of Seller’s employer relating to the employer’s relocation program.

4.	Buyer computes Seller’s equity based upon information supplied by Seller and others. Any incorrect, estimated or presently unknown items may require a future adjustment. Buyer will promptly notify Seller of any adjustments to be made, and Seller agrees to promptly reimburse Buyer any overpayments; similarly, Buyer shall promptly forward to Seller any amounts due Seller.

F.	Mortgages

Buyer will buy Seller’s property subject to any disclosed existing mortgage(s) deducted from Seller’s equity. Buyer may pay off any or all of said mortgages or may continue to service Seller’s mortgage. After the Prorate Date, Buyer shall hold Seller harmless from any balance due on such mortgages. Seller’s mortgage lender may be holding a deposit or escrow fund for real estate taxes, insurance or other items. If Buyer pays off the mortgage(s), Seller will be responsible for obtaining a refund of any deposit or escrow funds held by the lender. If Buyer services the mortgage, Seller will be credited with the amount of funds held by the lender (as of the Prorate Date) which amount will be paid with Seller’s equity. Seller hereby assigns any money for which Seller was given credit to the Buyer; if Seller receives any money which rightfully belongs to Buyer, Seller agrees to promptly return the funds to the Buyer.

G.	Representations and Warranties

Seller represents, warrants, and guarantees the following to Buyer as of the date Seller signs this contract and as of the Prorate Date:

•

All appliances, air conditioning, heating, electrical and plumbing systems are in proper working order; the roof has not and does not leak; the basement has not and does not flood or leak; there are no cracks in the foundation; there is no urea formaldehyde foam insulation, asbestos, radon gas, lead base paint, chlordane, toxic mold, or other hazardous or toxic or potentially hazardous or toxic substance, material, chemical or gas in or about the property; the structures on the property, including wells and septic or sewer systems comply with applicable codes and work properly; there are not undisclosed underground storage tanks of any kind; an adequate amount of water, safe and suitable for drinking is supplied to the property; and the property is free from infestation or damage from termites, dry rot, fungi, and other wood destroying pests and organisms.

•	Seller has disclosed to Buyer all information regarding the physical condition of the property of which Seller has knowledge.

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Seller(s) is the only person(s) having any ownership interest in the property, and no other person(s) or entities have any ownership interest in or claims to any proceeds of the sale of the property, whether legal, equitable, beneficial, contractual, or otherwise.

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Seller has disclosed all mortgages, liens, and other encumbrances affecting the property whether or not they are of record, including common walls, fences, driveways, or other common areas or facilities shared with a neighbor(s), encroachments; easements; rights of way; covenants; restrictions; homeowner’s association agreements; judgments, etc.

•	Seller has taken no action which would create an additional encumbrance of any kind against the property.

•

The property and the equipment and fixtures therein do not violate any dwelling, zoning, building or other code or law of any city, county, state or other governmental authority, and all zoning permits or variances, building permits, setback agreements, certificates of occupancy and other similar documents required for the property have been obtained.

•	There are no actual or contemplated condemnation, urban renewal, eminent domain, abatement, citation, or other legal or equitable proceedings affecting the property.

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Seller has not received notification from any lawful authority regarding any assessments, pending public improvements, repairs, replacements or alterations to the property that have not been satisfactorily made.

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All labor and materials supplied to you, the Seller, in connection with any repairs, alterations, additions, or other work affecting the property have been paid in full, and no mechanic’s lien or similar lien has been or can be filed against the Seller or the property.

•

Any listing agreement the Seller has signed contains an exclusion clause that provides that no commission will be payable to any broker as a result of the sale of the property to Buyer or Buyer’s nominee.

H.	Right to Terminate

This agreement may be terminated by Buyer without recourse from Seller if any of the following occur:

•	The property is not insurable at standard rates for normal hazards of fire and extended coverage.

•

The title to the property is not acceptable to Buyer under paragraph B of this agreement, and/or mortgages and encumbrances on the property cannot be prepaid in full without a penalty, or Seller declines to make repairs requested by Buyer, or to restore the property as specified in paragraph C.

•	Any of the warranties made by Seller hereunder are untrue or Seller fails to perform any obligation under this agreement or is in breach of any provision set forth in this agreement.

•

Buyer’s agreement with Seller’s employer as to the transaction contemplated by this agreement is no longer in effect or Seller’s employer has directed Buyer not to close the purchase under this agreement.

•

If this agreement is terminated, seller agrees to repay any money paid by Buyer to Seller in connection with this agreement for the property within fifteen (15) days after written notice from Buyer. If the monies are not repaid within the 15-day time period, interest will be due at the highest rate permitted, and further, Seller shall pay all costs of collection, including reasonable attorney fees and court costs. All payments made by Buyer under this agreement may be recorded as a lien against the property until all of Seller’s obligations under this agreement are satisfied.

I.	Miscellaneous

The provisions of this agreement, unless they have been fully performed, shall survive the execution and delivery of any deed or other document to the Buyer, its representatives or its nominee and shall apply to and bind the Seller and Seller’s heirs, executors, administrators and assigns and Buyer’s successors and assigns. This agreement can only be changed with a written document signed by Seller and Buyer. Failure of either party to insist upon strict performance of this agreement at any given time will not act as a waiver of default. This agreement cannot be assigned by the Seller. This is not a third-party beneficiary contract, meaning that the Seller and the Buyer or Buyer’s nominee are the only parties who have any enforceable rights in this agreement.

Seller acknowledges that Buyer intends to resell the property and in connection therewith, Seller agrees that Seller will execute all documents that Buyer may reasonably request to effect the sale from Seller to Buyer and the resale by Buyer to a third party and that Seller will take such actions as may reasonably be requested by Buyer to ensure the consummation of the resale by Buyer.

Buyer reserves the right to record any documents or instruments it deems necessary to record, and Seller shall take such steps (including execution of documents) as may reasonably be required to allow or effect such recording.

Seller shall not record, or have recorded, any documents or instruments affecting the property without the written consent of the Buyer.

Seller acknowledges that Buyer, Choice Relocation Management, is a licensed real estate broker in the State of Ohio.

Choice Relocation Management

By	/s/ Jean Gura

Date 6/12/13

Seller:	/s/ Paul Morrisroe

	Paul Morrisroe		Date 6/17/13

Seller:	/s/ Elizabeth S. Morrisroe

	Elizabeth S. Morrisroe		Date 6/17/13